Exhibit 5(b)

[Letterhead of Morgan, Lewis & Bockius LLP]

December 14, 2010

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Constellation Energy Group, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $550,000,000 aggregate principal amount of its 5.15% Notes due December 1, 2020 (the “Notes”), issued under the Indenture dated as of June 19, 2008 (as supplemented, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have considered (1) Registration Statement Nos. 333-157637 and 333-157637-01, as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”), which Registration Statement was filed jointly by the Company and Baltimore Gas and Electric Company, a Maryland corporation, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated July 9, 2009 forming a part of Post-Effective Amendment No. 1, as supplemented by a prospectus supplement dated December 9, 2010 relating to the Notes, both such prospectus and prospectus supplement filed pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the Company’s corporate proceedings with respect to the Notes; and (5) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we are of the opinion that the Notes are legally issued, valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Notes conform to specimens examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about December 14, 2010, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on matters covered hereby.  As to all matters of Maryland law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Charles A. Beradesco, Esq., Senior Vice President and General Counsel of the Company.  As to all matters of New York law and the federal laws of the United States, Charles A. Berardesco, Esq. is hereby authorized to rely upon this opinion as though it were rendered to him.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP